EXHIBIT  5  -  LEGAL  OPINION


                      Law Offices of Harold H. Martin P.A.
                         17111 Kenton Drive, Suite 204B
                        Cornelius, North Carolina 28031
                                 (704) 894-9760

August  9,  2004

Board  of  Directors
Capital  Resource  Funding,  Inc.
2212  Lantern  Circle  Way
Cornelius,  North  Carolina  28031

Re:  Shares  to  be  Registered  on  Form  SB-2  (the  "Shares")

Gentlemen:

     We have acted as counsel for Capital Resource Funding, Inc., a North Carolina corporation (the "Company"), and certain of its shareholders (the
"Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated August 9, 2004 (the
"Prospectus"), contained in the Registration Statement on Form SB-2 (the "Registration Statement") of the Company. In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date; (b) By-Laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of North Carolina, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of North Carolina; (d) Share Certificates of the Company;
(e) The Registration Statement and all exhibits thereto; and (f) Questionnaires completed and signed by all officers and directors of the Company. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or as photo-static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are outstanding 10,000,000 shares (including the Shares), and 10,000,000 shares of convertible preferred stock, of which no shares are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.


Very  truly  yours,


LAW  OFFICES  OF  HAROLD  H.  MARTIN,  P.A.


By:  /s/  Harold  H.  Martin
     -----------------------
     Harold  H.  Martin
     Principal